Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205684

RW HOLDINGS NNN REIT, INC.

SUPPLEMENT NO. 12 DATED APRIL 6, 2018

TO

PROSPECTUS DATED APRIL 28, 2017

(as supplemented by Supplement No. 1 dated May 17, 2017,

Supplement No. 2 dated August 18, 2017,

Supplement No. 3 dated September 19, 2017,

Supplement No. 4 dated October 4, 2017,

Supplement No. 5 dated December 5, 2017,

Supplement No. 6 dated December 26, 2017,

Supplement No. 7 dated December 28, 2017,

Supplement No. 8 dated January 4, 2018

Supplement No. 9 dated January 19, 2018,

Supplement No. 10 dated February 1, 2018 and

Supplement No. 11 dated April 5, 2018)

This prospectus supplement (“Supplement”) amends and supplements our prospectus, dated April 28, 2017, as supplemented by Supplement No. 1 dated May 17, 2017, Supplement No. 2 dated August 18, 2017, Supplement No. 3 dated September 19, 2017, Supplement No. 4 dated October 4, 2017, Supplement No. 5 dated December 5, 2017, Supplement No. 6 dated December 26, 2017, Supplement No. 7 dated December 28, 2017, Supplement No. 8 dated January 4, 2018, Supplement No. 9 dated January 19, 2018, Supplement No. 10 dated February 1, 2018 and Supplement No. 11 dated April 5, 2018 (the “Prospectus”). This Supplement should be read in conjunction with the Prospectus, as previously supplemented. This Supplement is not complete without and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or previous supplements to it. This Supplement is qualified by reference to the Prospectus, as previously supplemented, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus, as previously supplemented.

Unless the context suggests otherwise, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to correct the information concerning cash distributions declared that was included in Supplement No. 11 dated April 5, 2018.

PROSPECTUS UPDATE

A.	Status of Distributions

The following supplements the “Prospectus Summary—If I buy shares, will I receive distributions and how often?” and “Description of Shares—Distributions” sections of the Prospectus and is intended to supersede and replace the update regarding the status of distributions included in Supplement No. 11 dated April 5, 2018:

On April 3, 2018, our board of directors declared distributions based on daily record dates for the period April 1, 2018 through April 30, 2018 at a rate of $0.0019542 per share per day, on the outstanding shares of our Class C common stock which we expect to pay on April 25, 2018. The daily dividend rate of $0.0019542 per share of Class C common stock per day represents an annualized rate of return for the month of April, if paid each day for a 365-day period, equal to 7% based on a $10.05 value per share of Class C common stock.